Exhibit 3.29

RESTATED ARTICLES OF INCORPORATION

OF

MET-Rx SUBSTRATE TECHNOLOGY, INC.

James L. O’Hara hereby certifies that:

1.                                       They are the president and the secretary, respectively, of MET-Rx SUBSTRATE TECHNOLOGY, INC., a California corporation (“corporation”).

2.                                       The Articles of Incorporation of this corporation are restated to read as follows:

I

The name of this corporation is MET-Rx SUBSTRATE TECHNOLOGY, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name in the State of California of this corporation’s initial agent for service of process is CT Corporation System.

IV

This corporation is authorized to issue only one class of shares of stock and the total number of shares that this corporation is authorized to issue is 1,000.

V

So long as MET-Rx Nutrition, Inc., a Delaware corporation, owns a majority of the issued and outstanding shares of capital stock of this corporation, all transactions by this corporation that require approval of the directors of this corporation shall require the prior approval (by vote or written consent) of a majority of the issued and outstanding shares of capital stock of this corporation, notwithstanding that applicable law would otherwise permit those actions without such approval.

VI

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VII

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

3.                                       The foregoing restatement of Articles of Incorporation has been duly approved by the Board of Directors.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: January 5, 1999

/s/ James L. O’Hara
James L. O’Hara, Vice President

/s/ James L. O’Hara
James L. O’Hara, Secretary